SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2007

Achillion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33095	52-2113479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 George Street New Haven, MA		06511
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 624-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On April 27, 2007, Stefan Ryser voluntarily resigned from the Board of Directors of Achillion Pharmaceuticals, Inc. (the “Company”).

(d) On April 27, 2007, the Board of Directors of the Company elected Robert L. Van Nostrand as a director to fill the vacancy created upon Dr. Ryser’s resignation. Mr. Van Nostrand was appointed to the Audit Committee, was designated as a Class II member of the Board of Directors and was elected to serve until the Company’s 2008 Annual Meeting of Stockholders or until his successor is duly elected and qualified. There are no arrangements or understandings between Mr. Van Nostrand and any other person pursuant to which Mr. Van Nostrand was elected as a director and there are no transactions in which Mr. Van Nostrand has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Upon his election, and in accordance with the Company’s standard director compensation policy, the Board of Directors granted Mr. Van Nostrand an option to purchase 15,000 shares of the Company’s common stock, pursuant to the Company’s 2006 Stock Incentive Plan. The stock options granted to Mr. Van Nostrand are immediately vested and exercisable and have an exercise price equal to the closing price of the Company’s common stock reported on the NASDAQ Global Market on April 27, 2007. In addition, Mr. Van Nostrand will receive a pro-rated portion of the $20,000 annual cash retainer, payable in quarterly installments, and fees for attending board and committee meetings, each in accordance with our standard director compensation policy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACHILLION PHARMACEUTICALS, INC.

Date: April 30, 2007	By:	/s/ Mary Kay Fenton
Mary Kay Fenton Chief Financial Officer